As filed with the Securities and Exchange Commission on January 28, 2010

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW JERSEY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	22-2376465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1415 Wyckoff Road, Wall, New Jersey 07719

(Address of Principal Executive Offices) (Zip Code)

New Jersey Resources Corporation

Employees’ Retirement Savings Plan

(Full title of the plan)

Mariellen Dugan, Esq.

Senior Vice President and General Counsel

New Jersey Resources Corporation

1415 Wyckoff Road

Wall, New Jersey 07719

(Name and address of agent for service)

(732) 938-1489

(Telephone number, including area code, of agent for service)

Copies to:

David I. Meyers, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	500,000 shares	$36.77	$18,385,000	$1,311

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $36.77 per share, which was the average of the high and low prices of the Common Stock as reported on Bloomberg.com on January 26, 2010.

REGISTRATION OF ADDITIONAL SECURITIES

New Jersey Resources Corporation is hereby registering 500,000 additional shares of its common stock, $0.01 per share par value, for issuance under the New Jersey Resources Corporation Employees’ Retirement Savings Plan. Two registration statements on Form S-8 (Registration No. 33-42288 and Registration No. 33- 52409), as filed with the Securities and Exchange Commission on August 16, 1991 and February 25, 1994, respectively, relating to the same class of securities and the same employee benefit plan are currently effective and, in accordance with General Instruction E to Form S-8, the contents of each of those registration statements are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “SEC”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC (File Number 001-8359) are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s annual report on Form 10-K of the Company as of and for the fiscal year ended September 30, 2009;

(b)	The New Jersey Resources Corporation Employees’ Retirement Savings Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2008;

(c)	The Company’s current reports on Form 8-K, as amended, filed with the SEC on January 22, 2010, January 4, 2010, December 17, 2009, November 25, 2009 and November 23, 2009; and

(d)	The description of the Company’s common stock is contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 15, 1982, as updated by pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The New Jersey Business Corporation Act (“NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved in a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article X of the Company’s Restated Certificate of Incorporation provides:

“To the fullest extent from time to time permitted by law, directors or officers shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Unless otherwise permitted by law, the provisions of this paragraph shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.”

Article IX of the Company’s By-Laws provides:

“Section 1. Each person who is a party or is threatened to be made a party, either as plaintiff, defendant, respondent, or otherwise, to any action, suit, or proceeding, whether civil, criminal, administrative, regulatory or investigative (a “Proceeding”), based upon, arising from, relating to, or by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, or other incorporated or unincorporated enterprise, or any employee benefit plan or trust (each, a “Company Affiliate”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the NJBCA, as the same exists on the date of the adoption of this Bylaw [March 12, 1997] or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the NJBCA permitted the Company to provide prior to such amendment), against any and all expenses, liability, and loss (including, without limitation, investigation expenses and expert witnesses’ and attorneys’ retainer, fees and expenses, judgments, penalties, fines, and amounts paid or to be paid in settlement) actually incurred by such person in connection therewith; provided, however, that, except for Proceedings seeking to enforce rights under this Bylaw, the Company shall indemnify any such person seeking to enforce such rights in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by a majority vote of the Board of Directors. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Company for expenses to be incurred in defending or prosecuting any such Proceeding in advance of its final disposition.

Section 2. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right which any person may be entitled under any statute, provision of the Restated Certificate of Incorporation, or Bylaw, an agreement, a resolution of shareholders or directors, or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 3. The Company may purchase and maintain insurance or furnish similar protection on behalf of any person who is a director, officer, employee, or agent of the Company or who, while a director, officer, employee, or agent of the Company, is serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of a Company Affiliate, against any liability asserted against and incurred by such director, officer, employee, or agent in such capacity or arising out of such director’s, officer’s, employee’s, or agent’s status as such, whether or not the Company would have the power to indemnify such director, officer, employee, or agent against such liability under the NJBCA.

Section 4. The Board of Directors, or, if so authorized by the Board of Directors and as it relates to the employees or agents of the Company, one or more officers of the Company, may indemnify and advance expenses to directors, officers, employees or agents of the Company on such terms and conditions as the Board of Directors or any such officer or officers, as applicable, deem appropriate under the circumstances.

Section 5. Anything in this Article IX to the contrary notwithstanding, no elimination of this Bylaw and no amendment of this Bylaw adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the sixtieth day following notice to such indemnified person of such action, and no elimination of or amendment to this Bylaw shall deprive any such person of such person’s rights hereunder arising out of alleged or actual occurrences, acts, or failures to act which had their origin prior to such sixtieth day.

Section 6. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

The Company maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.

The Company has entered into indemnification agreements with certain of its directors and officers providing that the Company shall indemnify them in every case that they may be indemnified pursuant to Section 14A:3-5 of the NJBCA. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of New Jersey Resources Corporation, as amended (incorporated by reference to Exhibit 3-1 to the Annual Report on Form 10-K for the year ended September 30, 1996, as filed on December 30, 1996 and Exhibit 3.1 to the Current Report on Form 8-K, as filed on March 6, 2008).

3.2	By-Laws of New Jersey Resources Corporation, as amended on July 14, 2009 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, as filed on July 20, 2009).

4.1	New Jersey Resources Corporation Employees’ Retirement Savings Plan (incorporated by reference to Exhibit 28 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 16, 1991, File No. 33-42288).

5.1	Opinion of Troutman Sanders LLP*

23.1	Consent of Deloitte & Touche, LLP*

23.2	Consent of ParenteBeard LLC*

23.3	Consent of Troutman Sanders LLP* (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney* (included on signature page)

*	filed herewith

New Jersey Resources Corporation undertakes that it has submitted the Plan, and will submit any amendments thereto, to the Internal Revenue Service (the “IRS”) in a timely manner and will, to the extent New Jersey Resources Corporation believes it necessary or appropriate, make all changes required by the IRS in order to qualify the Plan under Section 401(a) of the Internal Revenue Code.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wall, State of New Jersey, on this 28th day of January, 2010.

NEW JERSEY RESOURCES CORPORATION
(Registrant)

By:	/S/ GLENN C. LOCKWOOD
Glenn C. Lockwood
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signatures appear below, hereby constitutes and appoints Laurence M. Downes, Mariellen Dugan and Glenn C. Lockwood, and each of them individually, as their and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/S/ LAURENCE M. DOWNES	Chairman, President and Chief Executive Officer Director	January 28, 2010
Laurence M. Downes

/S/ GLENN C. LOCKWOOD	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2010
Glenn C. Lockwood

/S/ NINA AVERSANO	Director	January 28, 2010
Nina Aversano

/S/ LAWRENCE R. CODEY	Director	January 28, 2010
Lawrence R. Codey

/S/ DONALD L. CORRELL	Director	January 28, 2010
Donald L. Correll

/S/ ROBERT B. EVANS	Director	January 28, 2010
Robert B. Evans

/S/ M. WILLIAM HOWARD, JR.	Director	January 28, 2010
M. William Howard, Jr.

/S/ JANE M. KENNY	Director	January 28, 2010
Jane M. Kenny

/S/ ALFRED C. KOEPPE	Director	January 28, 2010
Alfred C. Koeppe

/S/ J. TERRY STRANGE	Director	January 28, 2010
J. Terry Strange

/S/ DAVID A. TRICE	Director	January 28, 2010
David A. Trice

/S/ GEORGE R. ZOFFINGER	Director	January 28, 2010
George R. Zoffinger

Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, a member of the Committee for the administration of the Plan, thereunto duly authorized, in the Township of Wall, State of New Jersey, on this 28th day of January, 2010.

NEW JERSEY RESOURCES CORPORATION EMPLOYEES’ RETIREMENT SAVINGS PLAN

By:	/S/ DEBORAH G. ZILAI
Deborah G. Zilai Plan Administrator

/S/ GLENN C. LOCKWOOD
Glenn C. Lockwood Plan Sponsor

EXHIBIT INDEX TO REGISTRATION

STATEMENT ON FORM S-8 OF

NEW JERSEY RESOURCES CORPORATION

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of New Jersey Resources Corporation, as amended (incorporated by reference to Exhibit 3-1 to the Annual Report on Form 10-K for the year ended September 30, 1996, as filed on December 30, 1996 and Exhibit 3.1 to the Current Report on Form 8-K, as filed on March 6, 2008).

3.2	By-Laws of New Jersey Resources Corporation, as amended on July 14, 2009 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, as filed on July 20, 2009).

4.1	New Jersey Resources Corporation Employees’ Retirement Savings Plan (incorporated by reference to Exhibit 28 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 16, 1991, File No. 33-42288).

5.1	Opinion of Troutman Sanders LLP*

23.1	Consent of Deloitte & Touche, LLP*

23.2	Consent of ParenteBeard LLC*

23.3	Consent of Troutman Sanders LLP* (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney* (included on signature page)

*	filed herewith